                                                                     EXHIBIT 4.6


                               FORM OF RESOLUTION
                     DESIGNATING SERIES OF PREFERRED STOCK


     "RESOLVED, That pursuant to the authority conferred upon the Corporate Securities Committee of the Board of Directors of this Company by the Board of Directors, the Bylaws and Article Six of the Restated Articles of Incorporation of this Company, the Corporate Securities Committee hereby creates a new series of Preferred Stock of the Company which shall consist of ______________ (__________) shares of no par value (stated value of $______ per share), which shall be designated and known as "____________________ (herein called "____________________"), and that in addition to the preferences, rights, voting powers and the restrictions or qualifications of all shares of Preferred Stock, regardless of series, described and expressed in the Restated Articles of Incorporation of the Company, the Board of Directors hereby declares that the shares of the ____________________ shall have the terms, conditions, rights and preferences, as follows:

     1. Dividend Rate. [The dividend rate on the shares of _____________________ shall be _______________.] [Insert description of any adjustable or floating dividend rate.] [The amount of dividends payable for the initial dividend period or any period shorter than a full quarterly dividend period shall be computed on the basis of 30-day months and a 360-day year.]

     2. Involuntary Liquidation. In the event of any involuntary liquidation, dissolution or winding up of the Company, the holders of the _____________________ shall be entitled to receive [$_____ per share] (which amount shall be deemed to be its stated value on involuntary liquidation) plus accrued dividends to the date of distribution, whether or not earned or declared.

     3. Voluntary Liquidation. In the event of any voluntary liquidation, dissolution or winding up of the Company, the holders of the ____________________ shall be entitled to receive [$_______ per share] plus an amount equal to the accrued dividends thereon to the date of distribution, whether or not earned or declared.

     4. [Optional] [Mandatory] Redemption [Non-Redeemable]. [The ___________________ will not be redeemable prior to __________. Thereafter,] the Company shall have the option to redeem the whole or any part of the ___________________ at any time on at least thirty day's notice in accordance with the provisions of Paragraph 3, c, (i) of Division A of Article Six of the Restated Articles of Incorporation at [$_______ per share] [the following redemption prices, together with any accrued dividends to the date of such redemption:


If Redeemed During                        If Redeemed During
   the 12-month          Per Share           the 12-month         Per Share
 Period Ending on        Redemption        Period Ending on       Redemption
   ___________,            Price              ___________,           Price
- ----------------------------------------------------------------------------
                           $                                        $
     ____                                        ____
     ____                                        ____
     ____                                        ____
                                                 ____ and thereafter.]

[The ____________________ shall not be redeemed by the Corporation at any time], together with any accrued dividends to the date of such redemption. [Insert any mandatory redemption provision.]

     [5. So long as any shares of the ____________________ are outstanding, shares of the _____________________ which are purchased, redeemed or otherwise acquired by the Company shall not be reissued, or otherwise disposed of, as shares of ____________________ Stock.]

     6. [Conversion or Exchange.] [The ____________________ shall not have any conversion or exchange rights.] [Insert description of any conversion or exchange rights.]

     7. [Voting Rights.] [The ____________________ shall have no voting rights other than the voting rights set forth in the Restated Articles of Incorporation of the Company or as otherwise provided by Texas law.] [Insert description of any additional voting rights.]

     "RESOLVED, That the President or any Vice President together with the Secretary or any Assistant Secretary, be and hereby they are authorized and directed to prepare, execute and deliver to the Secretary of State of Texas for filing all certificates or other documents as may be required under the laws of the State of Texas in order to give effect to the foregoing resolutions."


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